Exhibit BB

Whitney V, L.P.

130 Main Street

New Canaan, Connecticut 06840

April 19, 2007

Arie Baratz	Tae Ho Kim
Ronald P.J. Bos and J.M. Bos-Vuijst	Markus Lehmann
Pedro Cardoso	James Chen Ming Chieh and Yang Mo Li
Christine M. Carley	Blake Morgan
Fredrick J. Cohn	Juan Jose Najera Diaz
Janifer Cohn	Natalia Maria Felgueiras Ferriera and Paulo Dinis Da Silva
Geraldine Cvitanovich	Susan Peterson
Garry De Brabander	John Peterson
Michiko Dejaeghere	Leslie Stanford
Martin Ernst	Leung Sze Man
Michael Palmstierna Hamilton	Enrique Javier Valera Barrios

Ladies and Gentlemen:

In light of the termination of our discussions with the Special Committee of the Board of Directors of Herbalife Ltd. concerning a possible acquisition of Herbalife, I am writing to terminate our non-binding letters of interest with you.

We appreciate the support you have shown for the proposed transaction and thank you for the contributions you continue to make to Herbalife’s success.

Sincerely,

WHITNEY V, L.P.

By: Whitney Equity Partners V, LLC its General Partner
By:	/s/ Kevin Curley
Name: Kevin Curley Title: Attorney-in-Fact